UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

June 1, 2006

SWS GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	0-19483	75-2040825
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street, Suite 3500

Dallas, Texas 75270

(Address of principal executive offices and zip code)

(214)859-1800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

On February 23, 2006, SWS Group, Inc. announced an agreement to sell the assets of FSB Financial, a 90% indirect subsidiary, for cash and the retirement of all related debt. The sale was consummated in March 2006 and on May 10, 2006, SWS Group filed its Quarterly Report on Form 10-Q for the nine months ended March 31, 2006, reflecting the operations of FSB Financial as discontinued operations.

Presented below is additional information regarding discontinued operations for the three fiscal quarters of 2006 and for the four fiscal quarters of 2005:

UNAUDITED QUARTERLY FINANCIAL INFORMATION

(In thousands, except per share amounts)

2006	1st Qtr.	2nd Qtr.	3rd Qtr.
Revenues	$96,771	$97,004	$97,195
Income from continuing operations	6,626	8,125	8,448

Income from discontinued operations	471	640	11,574
Net income	7,172	8,765	20,022
Comprehensive income	7,430	8,967	20,700
Earnings per share – basic
Income from continuing operations	$0.38	$0.47	$0.49
Income from discontinued operations	0.03	0.04	0.66
Cumulative effect of change in accounting principles, net of tax	—	—	—

Net income	$0.41	$0.51	$1.15

Earnings per share – diluted
Income from continuing operations	$0.38	$0.46	$0.48
Income from discontinued operations	0.03	0.04	0.65
Cumulative effect of change in accounting principles, net of tax	—	—	—

Net income	$0.41	$0.50	$1.13

2005	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Revenues	$81,202	$76,496	$76,978	$92,123

Income from continuing operations	15,203	3,692	4,451	4,736
Income from discontinued operations	685	849	1,142	574
Net income	15,888	4,541	5,593	5,310
Comprehensive income	3,273	4,868	5,479	5,017
Earnings per share – basic
Income from continuing operations	$0.89	$0.22	$0.25	$0.27
Income from discontinued operations	0.04	0.05	0.07	0.04

Net income	$0.93	$0.27	$0.32	$0.31

Earnings per share – diluted
Income from continuing operations	$0.88	$0.21	$0.25	$0.27
Income from discontinued operations	0.04	0.05	0.07	0.03

Net income	$0.92	$0.26	$0.32	$0.30

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWS GROUP, INC.

Date: June 1, 2006	By:	/s/ Kenneth R. Hanks
Kenneth R. Hanks
Executive Vice President, Chief Financial Officer and Treasurer

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